UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 5, 2019 (February 1, 2019)
________________________
COMMVAULT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33026	22-3447504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1 Commvault Way
Tinton Falls, New Jersey 07724
(Address of principal executive offices) (zip code)
(732) 870-4000
(Registrant’s telephone number, including area code)
__________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Appointment of Sanjay Mirchandani as President and Chief Executive Officer
On February 5, 2019, Commvault Systems, Inc. (the “Company”) announced that the Company’s board of directors (the “Board”) had appointed Sanjay Mirchandani as the Company’s President and Chief Executive Officer, effective as of February 4, 2019 (the “Commencement Date”). Also effective as of the Commencement Date, Mr. Mirchandani was appointed as a Class III Director of the Company to hold office until the Company’s 2021 Annual Meeting of Stockholders. Effective upon Mr. Mirchandani’s appointment, N. Robert Hammer stepped down from his roles as the Company’s President and Chief Executive Officer, after 21 years of service to the Company. Mr. Hammer will remain with the Company in a transitionary role through March 31, 2019 to assist in an orderly and efficient transition of leadership. Mr. Hammer will also remain on the Board.
Mr. Mirchandani, age 54, served from September 2016 to January 2019 as the Chief Executive Officer of Puppet, Inc. (“Puppet”), an Oregon-based IT automation company. Mr. Mirchandani joined Puppet in May 2016 as President and Chief Operating Officer. Mr. Mirchandani brings a wealth of international business experience through his diverse well-rounded career in technology. Before joining Puppet, from October 2013 to April 2016, Mr. Mirchandani served as Corporate Senior Vice President and General Manager of Asia Pacific and Japan at VMware, Inc. and, from June 2006 to October 2013, Mr. Mirchandani held various senior leadership positions at EMC Corporation, including Chief Information Officer and leader of the Global Centers of Excellence. Prior to that, Mr. Mirchandani held various positions at Microsoft Corporation and Arthur Andersen LLP. Mr. Mirchandani has been a director of Datameer, Inc. since February 2018, and is expected to remain as a director for the foreseeable future. Mr. Mirchandani has a Master of Business Administration degree from the University of Pittsburgh and a Bachelor’s degree in mathematics from Drew University.
There is no arrangement or understanding with any other person pursuant to which Mr. Mirchandani was selected to serve as the Company’s President and Chief Executive Officer or as a director, and there are no family relationships between Mr. Mirchandani and any director or executive officer of the Company. Additionally, there are no transactions between the Company and Mr. Mirchandani that would be required to be reported under Item 404(a) of Regulation S-K.
A copy of the press release announcing the retirement of Mr. Hammer and the appointment of Mr. Mirchandani is attached as Exhibit 99.1 hereto and incorporated by reference herein.
Resignation of N. Robert Hammer as Chairman; Appointment of Nicholas Adamo as Successor
Following his retirement as President and Chief Executive Officer of the Company, Mr. Hammer will remain as Chairman of the Board through April 18, 2019, after which time Mr. Hammer will remain as a Class III Director of the Company and serve as Chairman Emeritus of the Board.
Upon Mr. Hammer’s resignation as Chairman of the Board, Nicholas Adamo, currently serving on the Board as a Class I Director of the Company, will succeed Mr. Hammer as Chairman of the Board. In addition to the standard Board fees that he already receives as a Director, as disclosed on page 36 of the Company’s proxy statement for the 2018 Annual Meeting of Stockholders, as filed with the SEC on July 3, 2018, Mr. Adamo will receive an additional annual retainer of $75,000 to serve as Chairman of the Board.

Employment Agreement with Mr. Mirchandani
In connection with the employment of Mr. Mirchandani as President and Chief Executive Officer of the Company, the Company and Mr. Mirchandani have entered into an employment agreement, dated as of January 8, 2019 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Mirchandani’s annual base salary will be $500,000 and his annual target cash bonus will be 100% of his base salary. For the Company’s fiscal year beginning April 1, 2019, Mr. Mirchandani’s annual cash bonus will not be less than 50% of his annual target cash bonus. Further, for the period beginning on the Commencement Date through March 31, 2019, Mr. Mirchandani will receive a guaranteed cash bonus payment equal to 2/12 multiplied by the annual target cash bonus.
In connection with Mr. Mirchandani’s appointment and together with the normal grant process for other senior executives, he will be entitled to an annual equity award with a target equity award opportunity of $5,000,000 (the “Target Equity Award”) with the following three components: (x) time vesting restricted stock units (“RSUs”) with a grant date value equal to 34% of the total Target Equity Award, (y) total shareholder return performance stock units (“PSUs”) with a grant date value equal to 33% (assuming target achievement) of the total Target Equity Award and (z) financial performance PSUs with a grant date value equal to 33% (assuming target achievement) of the total Target Equity Award, in each case, generally in the same form as provided to other senior executives. As an additional incentive, Mr. Mirchandani is entitled to receive a new hire equity award with a grant date value of $10,000,000 split as follows: (i) time vesting RSUs with a grant date value of $7,000,000, and (ii) total shareholder return PSUs with a grant date value of $3,000,000. Pursuant to the Employment Agreement, Mr. Mirchandani is entitled to certain special equity provisions in the event of a Change in Control (as defined in the Employment Agreement) of the Company, including that, to the extent that there is a Change in Control or his employment is terminated by the Company without cause or by Mr. Mirchandani for good reason after the commencement of employment but prior to the grant of the first Target Equity Award, he would receive the cash amount equal to the first Target Equity Award that would have been accelerated had it been granted.
Pursuant to the Employment Agreement, Mr. Mirchandani is entitled to receive a monthly housing and travel allowance of $15,000, payable in substantially equal monthly installments, for a maximum of 18 months, a relocation reimbursement of up to $150,000 and a one-time, lump sum set-up and transition reimbursement of $83,000.
Upon a termination of Mr. Mirchandani for any reason, in addition to certain accrued obligations, Mr. Mirchandani would be entitled to any unpaid bonus for the prior fiscal year and a prorated portion of any remaining unpaid portion of the annual target cash bonus to the extent guaranteed pursuant to the Employment Agreement. Upon a termination of employment due to death or disability, any outstanding unvested stock option or stock awards would become immediately vested and any stock awards with performance conditions that are not yet determinable will be deemed to have been earned at 100% of target, or if the performance conditions are determinable then the award will be earned based on actual attainment of the performance conditions (if higher).
Upon a termination of employment by the Company without Cause or by Mr. Mirchandani for Good Reason (each as defined in the Employment Agreement), subject to Mr. Mirchandani’s execution of an effective release of claims, he would be entitled to receive the following payments and benefits: a lump sum payment of an amount equal to the sum of (i) 12 months of his base salary and (ii) the annual target cash bonus for the year in which termination occurs and payment by the Company of the applicable COBRA premiums for up to 18 months, and the vesting of all stock options and stock awards held by him will immediately accelerate as to one (1) additional year of vesting and any stock awards with performance conditions that are not yet determinable will be deemed to have been earned at 100% of target.
In the event that Mr. Mirchandani’s employment is terminated within two (2) years following a Change in Control by the Company other than for Cause, on account of disability or on account of a termination by him for Good Reason, then all stock options and stock awards held by Mr. Mirchandani will become immediately exercisable and any stock awards with performance conditions that are not yet determinable will be deemed to have been earned at 100% of target. Further, subject to his execution of an effective release of claims, he would be entitled to the payments and benefits described in the preceding paragraph but by substituting 18 months base salary for 12 months base salary.
If any payment to be made under the Employment Agreement or any other agreement or benefit arrangement would be subject to “golden parachute” excise taxes imposed as a result Section 280G of the Internal Revenue Code, the payments to Mr. Mirchandani will be reduced in order to limit or avoid the “golden parachute” excise tax if and to the extent such reduction would produce an expected better after-tax result for him. Mr. Mirchandani is subject to non-compete and non-solicit restrictions during his employment with the Company and for one year following his termination of employment.
The above summary of the Employment Agreement is qualified in its entirety by reference to such agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.
Additional information about the Company’s executive plans and compensation programs is included in the Company’s proxy statement for its 2018 Annual Meeting of Stockholders, as filed with the SEC on July 3, 2018.
Separation Agreement with Mr. Hammer
On February 1, 2019, the Company entered into an agreement and general release (the “Separation Agreement”) with Mr. Robert Hammer in connection with his retirement as President and Chief Executive Officer of the Company on February 4, 2019 (the “Termination Date”). Upon his termination, Mr. Hammer will be entitled to: (i) payment of earned but unpaid salary for the period ending on the Termination Date, payable as required by applicable law, (ii) payment of any declared but unpaid bonus for the fiscal year prior to the Termination Date, (iii) payment of earned but unused vacation days, as determined in accordance with Company’s policy as in effect from time to time, payable in accordance with applicable law, (iv) reimbursements of any reasonable business expenses incurred prior to the Termination Date, and (v) any other vested payments or benefits to which he is entitled under the express terms of any employee benefit plans, arrangements or programs of Company. Pursuant to the Separation Agreement, upon Mr. Hammer’s termination, the Company will provide him with the following benefits to which he is not otherwise entitled: (i) any outstanding equity awards granted by the Company and held by Mr. Hammer upon the Termination Date shall continue to vest (and, if applicable become exercisable) in accordance with their terms as if the Termination Date had not occurred, (ii) in the case of any equity awards that are performance-based restricted stock units, the determination of whether and to what extent the awards will become vested will be determined based on the actual performance otherwise applicable to such awards and will be determined at the time that the performance and vesting is otherwise determined for similarly-situated employees whose termination of employment had not occurred, (iii) in the case of any equity award that is a stock option, such stock options shall remain exercisable until the earlier of the 10th anniversary of the grant date of such stock option and the date on which the stock option would otherwise have expired if the Termination Date had not occurred, and (iv) if a Change in Control (as defined in the Commvault Systems, Inc. Omnibus Incentive Plan (the “Incentive Plan”)) occurs prior to the date on which any equity awards are fully vested, paid or settled, then, upon the Change in Control, (A) any equity awards that are stock options shall become fully vested and exercisable, and (B) any equity awards that are Full Value Awards (as defined in the Incentive Plan) shall become fully vested and the determination of any performance conditions will be determined in accordance with the terms of the Incentive Plan upon the Change in Control in accordance with the terms of the Incentive Plan. The Separation Agreement also provides for Mr. Hammer’s general release of claims. The Company is currently calculating the value of these stock-based compensation modifications and expects to record a material charge in its fiscal fourth quarter.
The above summary of the Separation Agreement is qualified in its entirety by reference to such agreement, which is attached as Exhibit 10.2 hereto and incorporated herein by reference.

Retirement of Alan G. Bunte as Executive Vice President and Chief Operating Officer
On February 4, 2019, Alan G. Bunte stepped down from his roles as the Company’s Executive Vice President and Chief Operating Officer, after 19 years of service to the Company. Following his retirement as the Company’s Executive Vice President and Chief Operating Officer, Mr. Bunte will remain with the Company in a transitionary role, to assist in an orderly and efficient transition of leadership. Mr. Bunte will also remain as a Class II Director of the Company.

Item 9.01     Financial Statements and Exhibits
(d)     Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated January 8, 2019, between the Company and Sanjay Mirchandani.
10.2	Agreement and General Release, dated February 1, 2019, between the Company and N. Robert Hammer.
99.1	Commvault Systems Inc. Press Release dated February 5, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2019

COMMVAULT SYSTEMS, INC.

By:    /s/ Warren H. Mondschein
Name: Warren H. Mondschein
Title: VP, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated January 8, 2019, between the Company and Sanjay Mirchandani.
10.2	Agreement and General Release, dated February 1, 2019, between the Company and N. Robert Hammer.
99.1	Commvault Systems Inc. Press Release dated February 5, 2019.